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Exhibit 99.2

                      MULTIMEDIA GAMES SUES U.S. ATTORNEY
                 SEEKS IMMEDIATE HEARING ON MERITS OF MEGAMANIA

                                January 5, 1998

          TULSA, Oklahoma - (BUSINESS WIRE) -January 5, 1998. Multimedia Games, Inc. (MGAM) announced that it has filed an action in Federal court for the Northern District of Oklahoma seeking a prompt declaration that the Company's MegaMania bingo game is a legal Class II game as permitted by the Indian Gaming Regulatory Act. Joining MGAM in the action was the Seneca Cayuga tribe of Oklahoma, whose bingo hall has been shut down by federal agents since New Year's Eve. In accordance with federal court rules, MGAM also requested an immediate court-ordered settlement conference as part of its efforts to obtain an early resolution of its dispute with Steve Lewis, the U.S. Attorney for the Northern District of Oklahoma, who was named as a defendant in the Company's complaint.

          Gordon T. Graves, the Chairman and Chief Executive Officer of the Company, stated,

          "We filed this action as soon as the courthouse opened Monday morning. We intend to obtain a prompt and final court ordered determination that MegaMania is a legal Class II bingo game so that we can put a stop to the kinds of actions taken by Mr. Lewis against our company over the last several months. We are very confident in the merits of our case and believe that we will prevail.

          We are pleased that our good customer, the Seneca Cayuga tribe of Oklahoma, has joined us in this action, although we are certainly unhappy with the circumstances that they find themselves in as a result of Mr. Lewis' actions. We expect that several other Indian tribes in Oklahoma as well as other parts of the country will be joining MGAM in this action and will be bringing their own actions in other courts. The unnecessary actions of Mr. Lewis' office, which were intended to inflict the greatest possible harm on the Indian tribes and Multimedia, have resulted in a coordinated and cooperative effort among the Indian tribes who rely upon MegaMania for a significant part of their bingo revenues. We of course welcome the support of the tribes.

          Despite Mr. Lewis admitted intention to attempt to shut down MegaMania nationwide, we were able to get MegaMania back in operation by New Year's Day for over 90% of the tribal locations where MegaMania is played. MGAM, with the support of the Indian tribes, intends to pursue every possible avenue to assure that there will not be a repeat of Mr. Lewis's actions."

          In its complaint for Declaratory Relief, MGAM described the several determinations that it had received from the National Indian Gaming Commission
(NIGC) approving MegaMania as a Class II bingo game. The Company also cited the National Indian Gaming Regulatory Act that designated "bingo and other games similar to bingo" as legal Class II gaming activities that may be conducted by Indian tribes.





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